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                                                                   EXHIBIT 10.13

Philip Padfield
The Old Reading Room
Hitcham Road, Burntham, Bucks
UK
SL7DZ

December 22, 1999

Dear Philip Padfield

We have pleasure in offering you employment with Ironside Technologies Europe Ltd. In the first instance you will be employed as Vice President, Europe, located at The Kinetic Centre, Borehamwood. Your appointment will be from a date to be agreed but in any event will be no later than January 1, 2000 and will be subject to the following terms:

1. Remuneration and hours of work

Your salary will be paid at the rate of (Pounds)100,000 per annum, in respect of a working week of 40 hours excluding lunch breaks, although you will be required to work such additional hours, within statutory limits, as are necessary for the efficient performance of the duties involved. You will not receive overtime pay in respect of these additional hours.

Salaries are paid monthly in arrears, normally by credit transfer directly into your Bank/Building Society account.

You will be eligible for an on target performance related commission of (Pounds)130,000 per annum; the exact amount of commission payable will be at the discretion of the Company and will depend on both individual and Company performance. Commission is paid quarterly in arrears.

You will be guaranteed a three months recoverable draw of (Pounds)4,000 per month for January, February and March, 2000.

In addition, you will be eligible to receive a car allowance of (Pounds)1,100 per month. This is a taxable allowance. All other vehicle running costs relating to business activities being covered by a mileage payment at the prevailing Company rate.

The Company may withhold the payment of any money owing or due to be paid to you if you are in breach of the terms of this contract and/or may withhold or deduct any money owing or due to be paid by you to it under this contract or otherwise from any money owing or due to be paid to you.

The precise hours of work may vary from department to department and should be agreed with your manager.

2. Other benefits

The Company will at its expense provide private medical insurance for you and your family, subject to the provisions governing such insurance and on such terms as the Company may from time to time decide, including the obtaining of insurance at reasonable rates of premium.

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You are eligible to join the Group Pension Scheme with immediate effect. Details of the fund, which is contributory, are available from our external financial advisor. The company will contribute 8% of your base salary. You are also eligible to join the Group Life Insurance which is subject to the Company Insurance Policy.

3. Holidays

Your holiday entitlement is 22 days days in each complete calendar year, in addition to public holidays. All holiday dates should be agreed in advance with your manager.

The Company holiday year operates from 1st January to 31st December in each year. If you join the Company after 1st January, you will be allocated holiday entitlement on a pro-rata basis. Any holiday not taken at the end of each calendar year will lapse and no payment in lieu of any unused entitlement will be made.

On the termination of your employment (except by reason of gross misconduct, incapability, or disqualification) you will be entitled to a day's salary for each day of holiday accrued but not taken in the year of departure. If you have taken excess holiday the Company may deduct a day's salary for each excess day from any monies owed to you.

4. Mobility

As a term of your employment you may be required to carry out your duties at any of the Company's current or future offices on a permanent basis within a 30 mile radius of Slough, as may reasonably be required of you commensurate with the Company's business requirements.

5. Duties

During the period of your employment by the Company you will be required (unless prevented by ill health or injury) to give the whole of your time and attention to the service of the Company and not (without the Company's prior consent) to engage or be concerned with any other trade, business or occupation, except as a shareholder or debenture holder in a company of not more than three per cent in any class of shares or securities in any company listed or dealt in on any recognised stock exchange.

You may not undertake any paid work in your spare time without the prior written approval of the President of Ironside Technologies, who will need to be satisfied that this will not affect the performance of your duties.

Unless you have the prior written consent of the President of Ironside Technologies, you may not directly or indirectly receive or retain any payment or benefit, either in respect of any business transacted (whether or not by you) by or on behalf of the Company or on behalf of a Client Company, or with a view to any such business being transacted.

6. Ill health and injury

If you are unable to perform your duties for the Company as a result of ill health or injury you are required to notify your line manager by phone at the earliest possible opportunity, but no later than 09:30 hours on the first normal working day of your absence. Where your line manager cannot be contacted directly, you must leave a message for your line manager that provides a contact telephone number and details of the expected duration of your absence.

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Subject to your compliance with the legal requirements, the Company will pay you
Statutory Sick Pay during qualifying periods of absence. To this end you will need to complete a self-certification if you are ill for 4 or more consecutive days. In addition, if your illness lasts for more than 7 days you will need to provide a doctor's certificate. Further information can be obtained from the Accounts staff.

In the event that you are unable to perform your duties for the Company as a result of ill health or injury, you will from time to time upon request submit yourself to a medical examination at the Company's expense by a suitably qualified person of the Company's choice. If that person is unable to confirm that you are fit to perform your duties or if there are factors which such person considers are relevant to the performance of those duties, you will co-operate in ensuring the prompt delivery of all relevant medical reports to the Company and will allow the Company access to any relevant medical report which has been prepared by a medical practitioner responsible for your clinical care.

7.   Discipline

Your immediate manager has responsibility for maintaining discipline within his/her department or area of control. In many cases isolated minor breaches of discipline are dealt with on an informal basis. More serious breaches of discipline are dealt with in a more formal way using the Company Disciplinary Procedure which is non-contractual and which has been devised to ensure that a consistent and fair policy is applied throughout the Company.

If you are dissatisfied with a disciplinary decision that affects you, you may appeal to the President of Ironside Technologies, either directly or via the HR Director, verbally or in writing.

8.   Termination

You may terminate this contract by giving three months' notice in writing to the Company.

Except in the event of circumstances warranting summary dismissal, the Company may terminate this contract by giving you three months' notice in writing.

The Company may in is absolute discretion by written notice give you a payment of salary in lieu of all or part of your notice. There should be no expectation on your part that you will receive such a payment.

The Company may, notwithstanding any other terms of your employment and irrespective of whether the grounds for termination arose before or after it began, at any time by notice in writing, terminate your employment with immediate effect:

(a) if you have been unable to perform your duties by reason of ill health or injury for 60 days (whether consecutive or not) in any period of 52 consecutive weeks;
(b) if you become of unsound mind, a patient for the purpose of any statute relating to mental health, become bankrupt or apply for protection against your creditors generally;
(c) if you are convicted of a criminal offence other than one which in the opinion of the Board does not affect your position as an employee of the Company, bearing in mind the nature of your duties and the capacity in which you are employed; or

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The normal retirement age for all staff is 65 years and your employment will automatically cease without any notice being given on your 65th birthday.

On the termination of employment, you must immediately give up to the Company all documents, papers, materials and other property belonging to the Company, and its subsidiary or associate companies, in your possession or under your control.

The attached contract detailing the restrictive covenants resulting from your employment and your obligations regarding confidentiality during and after any termination of your employment form part of your terms and conditions of employment.

If you are willing to accept an engagement on the conditions set out in this letter and the attached contract, we shall be glad if you will indicate your contract thereto by signing the statement at the foot of the enclosed copy of this letter and returning it to this office.

Yours sincerely,



Derek Smyth
Chief Operating Officer

I wish to accept your offer of employment and have read, understood and agree to the terms and conditions contained and referred to in this letter and the attached agreement.


Signed  /s/ Philip Padfield    Name (in capitals)  PADFIELD
       --------------------                      ---------------------

Date   22-12-1999
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              RESTRICTIVE COVENANTS AND CONFIDENTIALITY AGREEMENT

Between:

Ironside Technologies Europe Ltd., Kinetic Centre, Theobald Street, Borehamwood, Hertfordshire (the "Company") and

Mr. Philip Padfield, The Old Reading Room, Burntham, Bucks, UK, SL7DZ (the "Employee")

The Employee recognises that the Company has a need to establish and enforce certain restrictive covenants in order to protect the Company's legitimate business interest. The Employee is therefore willing to agree to the terms and conditions below as part of his/her terms and conditions of employment.

1.   Garden leave

In the event that the Company wishes to terminate your employment or that you wish to leave its employment before the expiry of the notice period specified in your contract of employment, the Company may require you to perform duties not within your normal duties or special projects, or may require you not to attend for work, whether or not either party has given notice to the other. Such alternative duties, special projects or non-attendance for work shall be for a period equivalent to the notice period required to be given to you or by you to terminate the contract of employment or, if notice has been given, for any part of such notice period.

For so long as you are not required to work during such period, you will remain an employee of the Company. You will continue to receive your salary and other contractual entitlements with the exception of any commission or bonuses. You will continue to be bound by all the terms of your contract of employment and this supplementary Agreement. However you will not directly or indirectly have any contact with any customer of the Company or, for business purposes, any employee of the Company, without the prior written agreement of the Vice President of the Company. If you are not to attend for work under this clause, the Company shall be entitled to offset any outstanding holiday due to you for each day of non attendance.

2.   Restrictive Covenants

2.1  Non Competition

During your employment and for the periods set out below after its termination less any period during which you are not required to attend for work pursuant to paragraph I (Garden Leave), you will not (except with prior written consent of the President of the Company) directly or indirectly do or attempt to do any of the following:

i) for three months undertake, carry on or be employed, engaged or interested in any capacity in either any business which is competitive with the Relevant

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     Business within the Territory, or any business an objective or anticipated result of which is to compete with a Relevant Business within the Territory;

ii) for three months be employed by a Customer in connection with the supply of Competitive Services.

2.2  Non Solicitation

During your employment and for the periods set out below after its termination less any period during which you are not required to attend for work pursuant to paragraph I (Garden Leave), you will not (except with prior written consent of the President of the Company) directly or indirectly do or attempt to do any of the following:

i) for three months entice, induce or encourage a Customer to transfer or remove custom from the Company;

ii) for three months solicit or accept business from a Customer for the supply of Competitive Services;

iii) for six months entice, induce or encourage an Employee to leave or seek to leave his or her position with the Company for the purpose of being involved in or concerned with either the supply of Competitive Services or a business which competes with or is similar to a Relevant Business or which plans to compete with a Relevant Business, regardless of whether or not that Employee acts in breach of his or her contract of employment with the Company by so doing and regardless of whether the Relevant Business is within or outside the Territory.

2.3  Definitions

For the purpose of section 2, the following definitions will apply:


i)   "Customer" means a person:

     a) who is at the expiry of the Relevant Period or who was at any time during the Relevant Period a customer of the Company (whether or not goods or services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company was actively and directly seeking to supply goods or services, in either case for the purpose of a Relevant Business; and

     b) with whom you or an Employee in a Relevant Business reporting directly to you had dealings at any time during the Relevant Period or were in possession of confidential information about such customer in the performance of their duties to the Company.

ii) "Competitive Services" means goods or services identical or similar to or competitive with those which at the expiry of the Relevant Period the Executive was aware that the Company was supplying or negotiating or actively and directly seeking to supply to a Customer for the purpose of a Relevant Business;

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iii) "Relevant Business" means the business of:

     a) the sale, marketing and distribution of Internet Content Management and/or Internet Relationship Management software products; or

     b) any other business of the Company in which, pursuant to your duties, you were materially involved at any time during the Relevant Period.

iv) "Territory" means the United Kingdom and/or those countries or states in which customers are based with whom you have had direct contact during the Relevant Period and any other country or state in which the Company is operating or planning to operate at the expiry of the Relevant Period. A business of the Company will be operating within the Territory at the expiry of the Relevant Period if a Relevant Business has been conducted or promoted during the Relevant Period. A business of the Company will be operating within the Territory if either any such business in which you are to be involved is located or to be located within the Territory or it is conducted or to be conducted wholly or partly within the Territory;

v) "Employee" means a person who is employed by or who renders services to the Company in a Relevant Business in a managerial and/or marketing and/or sales and/or distribution capacity who has client responsibility and/or influence over customers and/or knowledge of confidential information and who in either case was so employed or so rendered services during the period of twelve months ending on the last day on which you actively worked under this Agreement for the Company and who had dealings with you during that period.

vi) "Relevant Period" means the period of twelve months ending on the last day of your employment or the period of your employment if shorter than twelve months.

3.   Confidentiality and Company Property

During your employment you will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Company and its customers. This includes but is not limited to information and secrets relating to:

i) corporate and marketing strategy, business development and plans, sales reports and research results;

ii) business methods and processes, technical information and know-how relating to the Company's business and which is not in the public domain, including inventions, designs, programs, techniques, database systems, formulae and ideas;

iii) business contacts, lists of customers and suppliers and details of contracts with them and terms of employment of employees;

iv)  stock levels, sales, expenditure levels and buying and pricing policies;

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v)   budgets, management accounts, trading statements and other financial reports;

vi)  any document marked "confidential".


You may not during your employment (otherwise than in the proper performance of your duties and then only to those who need to know such information or secrets) or afterwards (otherwise than with the prior written consent of the President of the Company or as required by law) use or disclose any confidential information or trade secrets concerning the business of the or in respect of which the Company may be bound by an obligation of confidence to any third party. You will also use your best endeavours to prevent the publication or disclosure of such information or secrets. These restrictions will not apply after your employment has terminated to information which has become available to the public generally, otherwise than through unauthorised disclosure.

All notes, memoranda and other records (including those stored on computer software) made by you during your employment and relating to the business of the Company belong to the Company and should promptly be handed over to the Company (or as it may direct) from time to time.

On the termination of your employment you will hand over to the Company all property (including company credit cards, computing equipment, security passes, and keys) belonging to the Company or relating to its business, which may be in your possession or under your control and without you or anyone on your behalf keeping copies of any reproducible items.

4.   Intellectual Property Rights

Any discovery, invention, secret process or improvement in procedure discovered, invented, developed or devised by you during your employment with the Company (and whether or not in conjunction with a third party) and in the course of your duties affecting or relating to the business of the Company or capable of being used or adapted for use in it, should immediately be disclosed to the Company and, subject to such rights as you may have under the Patents Act 1977, will belong to the Company.

Any trade mark, design or other copyright work created by you during your employment with the Company (and whether or not in conjunction with a third party) in connection with, affecting or relating to the business of the Company or capable of being used or adapted for use in it must immediately be disclosed to the Company and will belong to the Company. You will not infringe any rights in such works and will notify the Company immediately of any circumstances where such rights may have been infringed.

You agree that you will at the Company's expense and upon request (whether during or after the termination of your employment) execute such documents as may be necessary to implement the provisions of this paragraph 4 and vest all rights, title and interest in such property in the Company.

5.   Fidelity

After the termination of your employment you will not at any time make any untrue or misleading statement about the Company or its officers or employees or represent yourself as being after such termination employed by or connected with the Company.

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6.   General

Each paragraph, sub-paragraph and part of such sub-paragraph of Section 2 of this Agreement constitutes an entirely separate and independent restriction and does not operate to limit any other obligation owed by you, whether that obligation is express or implied by law. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions.

You acknowledge that each of the restrictions in Section 1 & 2 of this Agreement goes no further than is necessary for the protection of the Company's legitimate business interests.

Before accepting any offer of employment either during your employment or during the continuance of the restrictions of this Agreement, you will immediately provide to the person making such offer a complete signed copy of this Agreement.

7.   Continuing Obligations

The termination of your employment will not affect the rights and remedies of either party against the other in respect of any previous breach of its provisions nor will it affect the continuing obligations of either party under any provision of your employment which applies after it has terminated.

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The terms of this letter will be construed in accordance with English law and both parties irrevocably submit to the non-exclusive jurisdiction of the English Courts to settle any disputes which may an in connection with your employment.



Signed: /s/ Dale de Freitas                       Dated:  Dec 22/99
        -----------------------------------             ------------------------
        For and on behalf of the Company


Name: _____________________________________



Signed: /s/ Philip Padfield                       Dated:  22-12-1999
        -----------------------------------              -----------------------

Name: _____________________________________
      Philip Padfield

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